As filed with the Securities and Exchange Commission on June 30, 2011	Registration No. 333-[●]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ATRINSIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	06-1390025
(State or jurisdiction of	(I.R.S Employer
incorporation or organization)	Identification Number)
469 7th Avenue, 10th Floor
New York, NY 10018
(212) 716-1977
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stuart Goldfarb, Chief Executive Officer
Atrinsic, Inc.
469 7th Avenue, 10th Floor
New York, NY 10018
(212) 716-1977
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Scott Galer, Esq.
Stubbs Alderton & Markiles, LLP
15260 Ventura Boulevard, 20th Floor
Sherman Oaks, California 91403
(818) 444-4500
(Name, Address and Telephone Number of Agent for Service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting
		(Do not check if a smaller reporting company)	company ☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Unit (2)(3)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee (2)
Common Stock, par value $.01 per share	7,931,928	$2.57	$20,385,054.96	$2,366.71

(1)
In the event of a stock split, stock dividend, or other similar transaction involving the Registrant’s common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the NASDAQ Capital Market on June 24, 2011.

(3)
The proposed maximum offering price per unit will be determined from time to time by the selling stockholders in connection with, and at the time of, the issuance by the selling stockholders of the securities registered hereunder.

Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated June 30, 2011

ATRINSIC, INC.

7,931,928 Shares
Common Stock

This prospectus relates to the offer and sale from time to time of up to 7,931,928 shares of our common stock that are held by the shareholders named in the “Selling Stockholders” section of this prospectus.  The prices at which the selling stockholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions.  We will not receive any of the proceeds from the sale of the shares. We will bear all expenses of registration incurred in connection with this offering. The selling stockholders whose shares are being registered will bear all selling and other expenses.

Our common stock is quoted on the NASDAQ Capital Market under the symbol “ATRN.”  On June 29, 2011, the last reported sales price of the common stock on the NASDAQ Capital Market was $3.20 per share.

For a discussion of important factors that you should consider before purchasing the shares of common stock, see “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is [●], 2011

TABLE OF CONTENTS

	Page		Page

Prospectus Summary	3	Experts	23
Risk Factors	7	Where You Can Find
Forward-looking Statements	18	More Information	24
Use of Proceeds	18	Information Incorporated by
Selling Stockholders	19	Reference	24
Plan of Distribution	21
Legal Matters	23

You should rely only on the information contained in this prospectus, any supplement and the documents we have incorporated by reference.  We have not authorized anyone to provide information that is different from that contained in this prospectus.  The information contained in this prospectus, any supplement and any document incorporated by reference is accurate only as of the date of such document, regardless of the time of delivery of this prospectus or of any sale of our common stock.

PROSPECTUS SUMMARY

This summary highlights selected information incorporated by reference or contained in greater detail elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus and the documents incorporated by reference carefully before making an investment decision, including “Risk Factors” and the consolidated financial statements and the related notes incorporated by reference herein. References in this prospectus to “Atrinsic” “ATRN,” “we,” “our” and “us” refer to Atrinsic, Inc. and our consolidated subsidiaries.

Overview

Atrinsic, Inc. is a marketer of direct-to-consumer subscription products and an Internet search-marketing agency. We sell entertainment and lifestyle subscription products directly to consumers, which we market through the Internet. We also sell Internet marketing services to our corporate and advertising clients. We have developed our marketing media network, consisting of web sites, proprietary content and licensed media, to attract consumers, corporate partners and advertisers. We believe our marketing media network and proprietary technology allows us to cost-effectively acquire consumers for our products and for our corporate partners and advertisers.

Our business is focused on two key areas:

•	Direct-to consumer subscriptions, built around the Kazaa brand, and

•	Search and affiliate marketing, built around the Atrinsic Interactive brand.

Our direct-to-consumer subscription business is built around a recurring-revenue business model.  We are focused on digital music in the rapidly growing mobile space, and our lead offering, Kazaa, is a recognizable brand in this market.  We also provide alternative billing capabilities, allowing our subscribers to utilize payment methods other than just credit cards, to purchase our services.  Our core strategic focus for Kazaa and our direct-to-consumer subscription business is to build and sustain a large and profitable subscriber base and a growing and engaged audience and to deliver entertainment content to our customers anywhere, anytime and on any device, in a manner our customers choose.

Atrinsic Interactive, our affiliate network and search marketing agency, is a top ten search agency according to Advertising Age (2010) and a top-tier affiliate network.  We offer advertisers an integrated service offering across paid search, or search engine marketing (“SEM”), search engine optimization (“SEO”), display advertising, affiliate marketing, as well as offering business intelligence and brand protection services to our clients.  We work with all types and sizes of advertisers on a performance basis to assist them in acquiring customers at an attractive return on investment.  Our core strategic focus for Atrinsic Interactive is to build a leading independent search marketing agency and a top-five affiliate network.

In February 2008, New Motion, Inc., a subscription-based mobile content company which was originally incorporated  in 1994 under the laws of the state of Delaware under the original name, The Millbrook Press, Inc., merged with Traffix, Inc., an Internet marketing company.  Pursuant to the merger, Traffix became our wholly owned subsidiary and in June 2009, after approval by our stockholders, we changed our name from New Motion, Inc. to Atrinsic, Inc. and also changed our ticker symbol from “NWMO” to “ATRN.”

Since the merger with Traffix, we have engaged in several other transactions, including our purchase of the Ringtone.com assets in June 2008 for approximately $8.8 million in cash and notes.  This acquisition gave us a prominent domain from which to market our mobile content services. In addition, in October 2008, we acquired a 36% minority interest in The Billing Resource, LLC (“TBR”), initially contributing $2.2 million to its formation.  TBR is an aggregator of fixed line telephone billing, providing its customers with the ability to charge end user customer’s telephone bills for subscription services they deliver.

On July 31, 2009, the Company entered into an Asset Purchase Agreement with ShopIt.com pursuant to which the Company acquired certain net assets from ShopIt.com, including but not limited to software, trademarks and certain domain names. In consideration for the assets, the Company at the closing cancelled $1.8 million in aggregate principal amount of indebtedness owed by ShopIt to the Company, paid to ShopIt $450,000 and issued 95,000 shares of the Company’s common stock. The Company is not currently utilizing the ShopIt.com assets.

On March 26, 2010, we entered into a Marketing Services Agreement (the “Marketing Agreement”) and a Master Services Agreement (the “Services Agreement”) with Brilliant Digital, Inc. (“Brilliant Digital”) effective as of July 1, 2009 (collectively, the “Agreements”), relating to the operation and marketing of the Kazaa digital music service.  The Agreements govern the operation of Brilliant Digital’s Kazaa digital music service, which is jointly operated by us and Brilliant Digital. Under the Marketing Services Agreement, we are responsible for marketing, promotional, and advertising services for the Kazaa business. Pursuant to the Master Services Agreement, we provide services related to the operation of the Kazaa business, including billing and collection services and the operation of the Kazaa online storefront.  Brilliant Digital is obligated to provide certain other services with respect to the Kazaa business, including licensing the intellectual property underlying the Kazaa business to Atrinsic, obtaining all licenses to the content offered as part of the Kazaa business and delivering that content to subscribers. As part of the agreements, we are required to make advance payments and expenditures of certain expenses incurred in order to operate the Kazaa business. These advances and expenditures are recoverable on a dollar for dollar basis against revenues generated by the business.

Beginning in April 2010, we began to take steps to eliminate unprofitable or marginally profitable lead generation activities and marketing programs from our product offerings, to focus the Company on businesses our Board believes will be more likely to generate long term value for our stockholders.

On October 13, 2010, we entered into amendments to the Agreements with Brilliant Digital and entered into an agreement with Brilliant Digital and Altnet, Inc., a wholly-owned subsidiary of Brilliant Digital, to acquire all of the assets of Brilliant Digital that relate to its Kazaa digital music service.

Among other things, the amendments extend the term of the Agreements from three years to thirty years, provide us with an exclusive license to the Kazaa trademark in connection with our services under the agreements, and modify the Kazaa digital music service profit share payable to us under the agreements from 50% to 80%. In addition, the amendments remove Brilliant Digital’s obligation to repay up to $2.5 million of advances and expenditures which are not otherwise recovered from Kazaa generated revenues and remove a $5 million cap on expenditures that we are required to advance to the operation of the Kazaa business. As consideration for entering into the amendments, we issued 1,040,358 shares of our common stock to Brilliant Digital.

On October 13, 2010, in addition to the amendments to the Agreements, we entered into an asset purchase agreement with Brilliant Digital to acquire all of the assets of Brilliant Digital that relate to the Kazaa business.  The purchase price for the acquired assets includes the issuance of an additional 1,781,416 shares of our common stock at the closing of the transaction, as well as the assumption of certain liabilities related to the Kazaa business. The closing of the transaction contemplated by the asset purchase agreement will occur when all of the assets associated with the Kazaa business, including the Kazaa trademark and associated intellectual property, as well as Brilliant Digital’s content management, delivery and customer service platforms, and licenses with third parties, have been transferred to us. The closing of the transaction is subject to approval by both our stockholders and Brilliant Digital’s stockholders, receipt of all necessary third party consents as well as other customary closing conditions. At the closing of the transactions contemplated by the asset purchase agreement, we have agreed to appoint two individuals to be selected by Brilliant Digital to serve on our Board. In addition, at the closing, the Marketing Services Agreement and Master Services Agreement will terminate.

In connection with our announcement on October 14, 2010 to purchase the Kazaa assets, we also announced the implementation of a restructuring of our existing operations and of the operations of the Kazaa digital music subscription business.  The restructuring is designed to rapidly reduce certain expenditures, improve product development and sales and to improve customer acquisition outcomes for the company in general as well as for the Kazaa digital music service.  The restructuring involves the consolidation of activities in New York, the reduction in our Canadian workforce, and migration of our Canadian technology assets to pre-existing infrastructure in the U.S.  In addition, certain functions and activities involving the development of the Kazaa service and application development, as well as marketing are consolidating.

On May 31, 2011, we and certain investors (the selling stockholders hereunder), entered into a Securities Purchase Agreement (the “Purchase Agreement”) and consummated the transactions contemplated thereby simultaneously with the execution thereof (the “Financing”).  Pursuant to the terms of the Purchase Agreement, we sold to the selling stockholders convertible notes in the aggregate original principal amount of $5,813,500 (the “Notes”), which Notes are convertible into shares of our common stock. We also agreed to issue to each selling stockholder warrants to acquire shares of common stock, in the form of three warrants: (i) “Series A Warrants,” (ii) “Series B Warrants” and (iii) “Series C Warrants” (collectively, the “Warrants”).

Corporate Information

We are a Delaware corporation. The address of our principal executive office is 469 7th Avenue, 10th Floor, New York, NY 10018, and our telephone number is (212) 716-1977.  Our website address is www.atrinsic.com.  The information that can be accessed through viewing our website is not part of this prospectus.

About the Offering

The Notes issued in connection with the Financing are initially convertible into shares of common stock at a conversion price of $2.90 per share, provided that if we make certain dilutive issuances (with limited exceptions), the conversion price of the Notes will be lowered to the per share price paid in the applicable dilutive issuance. The conversion price of each Note is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.

The Warrants issued in connection with the Financing are convertible into shares of common stock as described below.  The Series A Warrants provide that the holders are initially entitled to purchase an aggregate of 2,004,656 shares at an initial exercise price of $2.90 per share. The Series B Warrants provide that the holders are initially entitled to purchase an aggregate of 1,002,329 shares at an initial exercise price of $2.93 per share. The Series C Warrants provide that the holders are initially entitled to purchase an aggregate of 952,212 shares at an initial exercise price of $2.97 per share. If we make certain dilutive issuances (with limited exceptions), the exercise price of the Warrants will be lowered to the per share price paid in the applicable dilutive issuance. The number of shares underlying the Warrants will adjust whenever the exercise price adjusts, such that at all times the aggregate exercise price of each series of Warrants will remain the same.  The exercise price of all the Warrants is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.

In connection with the Financing, we also entered into a registration rights agreement (“Registration Rights Agreement”) with the selling stockholders pursuant to which, among other things, we agreed to register the resale of 133% of the shares of common stock underlying the Notes and Warrants. We agreed to file a registration statement by June 30, 2011 and to the extent we fail to file the registration statement on a timely basis or if the registration statement is not declared effective within 90 days after the closing of the transaction (120 days if reviewed by the Securities and Exchange Commission), we agreed to make certain payments to the Buyers.

This prospectus may be used only in connection with the resale by the selling stockholders of up to7,931,928 shares of our common stock.  We will not receive any of the proceeds from the sale of shares of our common stock offered by the selling stockholders pursuant to this prospectus.  On June 30, 2011, we had 6,328,903 shares of our common stock outstanding, which excludes 681,509 shares held in treasury.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this report before purchasing our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that management is unaware of, or that it currently deems immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition, cash flows and/or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and stockholders are at risk of losing some or all of the money invested in purchasing our common stock.

Risks Related to Our Business

There is substantial doubt about our ability to continue as a going concern.

Our consolidated financial statements are prepared using accounting principles generally accepted in the United States applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The accompanying historical consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

The assessment of our ability to continue as a going concern was made by management considering, among other factors: (i) our current levels of expenditures, including subscriber acquisition costs, operating expense, including product development, and overhead, (ii) our ongoing working capital needs, (iii) the uncertainty concerning the outcome of any financing, (iv) our history of losses and use of cash for operating activities (v) outstanding balance of cash and cash equivalents of $1.6 million at the end of the quarter, and (vi) our budgets and financial projections of future operations, including the likelihood of achieving operating profitability without the need for additional financing.

For periods subsequent to March 31, 2011, we expect losses if we continue to incur expenditures to develop the Kazaa digital music service, acquire subscribers for the Kazaa service, and if we are not able to reduce other operating expenses and overhead sufficiently to a level in line with our level of revenues. If we are unable to increase revenues sufficiently or decrease our expenditures to a sustainable level, our financial position, results of operations, cash flows and liquidity will continue to be materially adversely affected. These conditions raise substantial doubt about our ability to continue as a going concern.

Based on current financial projections, we believe the continuation of our Company as a going concern is primarily dependent on our ability to, among other factors: (i) consummate an additional financing, or obtain cash from the sale of our assets or lines of business, (ii) scale our Kazaa subscriber base to a level where the monthly revenue generated from our subscriber base exceeds subscriber acquisition costs, net of expenses required to operate Kazaa, (iii) continue to generate revenue from our legacy subscription products without billing or service disruption, (iv) eliminate or reduce operating and overhead expenditures to a level more in line with our revenue, (v) improve utilization of the Kazaa digital music service and improve LTVs of subscribers to that service, (vi) acquire profitable subscribers to the Kazaa digital music service at cost effective rates, (vii) grow our search marketing agency revenue base through the addition of new customers or expansion of business with existing customers and, (viii) expand margins in our search marketing agency and on our affiliate platform. While we address these operating matters, we must continue to meet expected near-term obligations, including normal course operating cash requirements and costs associated with developing and operating the Kazaa digital music service, as well as funding overhead and the working capital needs of our other businesses. If we are not able to obtain sufficient funds through a financing, or if we experience adverse outcomes with respect to our operational forecasts, our financial position, results of operations, cash flows and liquidity will continue to be materially adversely affected.

In the near term, we are focused on: (i) raising debt or equity capital to fund our immediate cash needs and to finance our longer term growth to further develop the Kazaa business and grow our subscriber base, and (ii) pursuing various means to minimize operating costs and increase cash including through the sale of assets or businesses. We cannot provide assurance that we will be able to realize the cost reductions in our operations, or that we can obtain additional cash through asset sales or the issuance of equity on favorable terms, or at all. If we are unsuccessful in our efforts we will be required to further reduce our operations, including further reductions of our employee base, or we may be required to cease certain or all of our operations in order to offset the lack of available funding.

We continue to evaluate the sale of certain of our assets and businesses. We cannot provide any assurance that we will be successful in finding suitable purchasers for the sale of such assets. Even if we are able to find purchasers, we may not be able to obtain attractive terms and conditions for such sales, including attractive pricing. In addition, divestitures of businesses involve a number of risks, including the diversion of management and employee attention, significant costs and expenses, the loss of customer relationships, a decrease in revenues associated with the divested business, and the disruption of operations in the affected business. Furthermore, divestitures potentially involve significant post-closing separation activities, which could involve the expenditure of significant financial and employee resources. An inability to consummate identified asset sales or manage the post-separation transition arrangements could adversely affect our business, financial condition, results of operations and cash flows.

We currently are operating our business with vacancies in several key executive positions.

In order to effectively operate our business and effect the necessary growth to meet our financial needs, the company is required to continuously set key strategic objectives and develop strategies to meet these objectives. This function requires competent leadership within our organization. Due to recent turnover of key executives, we are currently operating with several vacancies in invaluable executive positions. If we are unable to attract and retain qualified officers to fill these roles, our business, operating results and growth can be adversely affected.

If our purchase of the Kazaa assets does not close, the price of our common stock could decline and our future business and operations could be harmed.

The Company's and Brilliant Digital’s obligations to complete the purchase and sale of the Kazaa assets is subject to conditions, many of which are beyond the control of the parties. If the transaction is not completed for any reason:

•	The price of our common stock may decline;
•	We will incur costs related to the transaction, such as financial advisory, legal, accounting, proxy solicitation and printing fees, even if the transaction is not completed;
•	We will not be able to realize the expected benefits of the acquisition which are a significant component of our growth strategy; and
•
We may not be able to operate as effectively under the existing Marketing Services Agreement and Master Services Agreement, which agreements are to remain in place if the transaction does not close, all of which may harm our business and operations.

We have experienced a significant reduction in revenue and have been using cash to fund operations. If we cannot halt this revenue decline and reduce expenditures we may have to cease operations.

The Company has experienced a significant revenue decline and degradation in business prospects over the past two years, and as a result the Company has used a significant amount of cash to fund its operations. The Company’s cash and cash equivalents were $1.6 million as of March 31, 2011, which is a $4.7 million decline from the $6.3 million as of December 31, 2010. If we are unsuccessful at stabilizing or slowing the decline in our revenue, and our associated use of cash to fund operations, or if we cannot raise cash through financing alternatives, then we will need to significantly curtail or cease operations.

The working capital requirements for companies in the digital music industry is significant.

The digital music industry is highly competitive and as a result of the industry’s characteristics, subjects market participants to significant working capital requirements, as is evidenced by the numerous companies in the industry that have experienced significant losses. If we are to attract and retain talented employees, acquire subscribers and enhance and improve the Kazaa digital music service, which we will need to do if we are to be successful, we will have significant capital requirements. There is not guarantee additional capital will be available on favorable terms or at all.

We will require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances. If capital is not available to us or is available to us but on unfavorable terms, our business, operating results and financial condition may be harmed.

We will require additional capital to operate or expand our business. In addition, some of our current or future strategic initiatives, including continued growth of the Kazaa line of business, will require substantial additional capital resources before they begin to generate revenue. Additional funds may not be available when we need them, on terms that are acceptable to us, or at all. In addition, volatility in the credit markets may have an adverse effect on our ability to obtain debt or equity financing. If we do not have funds available to enhance our business, maintain the competitiveness of our technology and pursue business opportunities, we may not be able to service our existing subscribers and customers, or acquire new subscribers or customers, which could have an adverse effect on our business, operating results and financial condition.

We face risks in implementing our restructuring plan.

In connection with our announcement to purchase the assets of the Kazaa digital music service, we are undertaking a restructuring of our existing operations. Although the reorganization and consolidation of activities are expected to yield cost savings as a result of the reduction in headcount, the elimination of duplicative activities and combining or eliminating networking and other overhead costs, there can be no assurance that we will achieve the forecasted savings. Our remaining business may also suffer as a result of the restructuring due to the loss of employees, who have been involuntarily terminated, or employees who leave voluntarily. We may also face defections from customers who are unsure of our viability and may also receive less favorable terms than we currently receive from our vendors, as a result of their perception of the restructuring. There can be no assurance that the restructuring will be completed effectively, with limited negative impact on our business.

As part of our restructuring plan and in connection with the integration of activities with the Kazaa business, we will be migrating many of our technological assets. We face risks with such migrations, including disruptions in service. Also, the costs and time associated with any migration could be substantial, requiring the reengineering of computer systems and telecommunications infrastructure. We may also face interruptions in the services we provide across all of our business activities. In addition to service interruptions arising from third-party service providers, unanticipated problems affecting our proprietary internal computer and telecommunications systems have the potential to occur in future fiscal periods, and could cause interruptions in the delivery of services, causing a loss of revenue and related gross margins, and the potential loss of customers, all of which could materially and adversely affect our business, results of operations and financial condition.

The anticipated benefits of the acquisition of the Kazaa business may not be realized fully or at all or may take longer to realize than expected.

The integration of Atrinsic and the business of Kazaa face challenges as a result of the differing geographical locations of the two businesses. In the event the transactions contemplated by the asset purchase agreement close, the combined company will be required to devote significant management attention and resources to integrating the Kazaa business and the assets into our operations. Delays in this process could adversely affect our business, financial results, financial condition and stock price. Even if we are able to integrate the business operations successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, cost savings, innovation and operational efficiencies that may be possible from this integration or that these benefits will be achieved within a reasonable period of time.

We face intense competition in the sale of our subscription services and transactional services.

In our subscription service business, which includes the Kazaa music service, and our transactional services business, we compete primarily on the basis of marketing acquisition cost, brand awareness, consumer penetration and carrier and distribution depth and breadth. We face numerous competitors, many of whom are much larger than us, who have greater financial and operating resources than we do and who have been operating in our target markets longer than we have. In the future, likely competitors may include other major media companies, traditional video game publishers, telephone carriers, content aggregators, wireless software providers and other pure-play direct response marketers publishing content and media, and Internet affiliate and network companies.

If we are not as successful as our competitors in executing on our strategy in targeting new markets and increasing customer penetration in existing markets our sales could decline, our margins could be negatively impacted and we could lose market share, any and all of which could materially harm our business prospects, and potentially have a negative impact on our share price.

We may continue to be impacted by the effects of the current weakness of the United States economy.

Our performance is subject to United States economic conditions and its impact on levels of consumer spending. Consumer spending recently has deteriorated significantly as a result of the current economic situation in the United States and may remain depressed, or be subject to further deterioration for the foreseeable future. Purchases of our subscription based services as well as our transactional and marketing services have declined in periods of recession or uncertainty regarding future economic prospects, as disposable income declines. Many factors affect the level of spending for our products and services, including, among others: prevailing economic conditions, levels of employment, salaries and wage rates, interest rates, the availability of consumer credit, taxation and consumer confidence in future economic conditions. During periods of recession or economic uncertainty, we may not be able to maintain or increase our sales to existing customers or make sales to new customers on a profitable basis. As a result, our operating results may be adversely and materially affected by downward trends in the United States or global economy, including the current downturn in the United States which has impacted our business, and which may continue to affect our results of operations.

Our business relies on wireless and landline carriers and aggregators to facilitate billing and collections in connection with our subscription products sold and services rendered. The loss of, or a material change in, any of these relationships could materially and adversely affect our business, operating results and financial condition.

We generate a significant portion of our revenues from the sale of our products and services directly to consumers which are billed through aggregators and telephone carriers. We expect that we will continue to bill a significant portion of our revenues through a limited number of aggregators for the foreseeable future, although these aggregators may vary from period to period. In a risk diversification and cost saving effort, we have established a direct billing relationship with a carrier that mitigates a portion of our revenue generation risk as it relates to aggregator dependence; conversely this risk is replaced with internal performance risk regarding our ability to successfully process billable messages directly with the carrier. Moreover, in an effort to further mitigate such operational risk, we obtained a 36% equity stake in a landline telephone aggregator, TBR, to give us more visibility in the billing and collection process associated with subscription services billed to customers of local exchange carriers.

Our aggregator agreements are not exclusive and generally have a limited term of less than three years with automatic renewal provisions upon expiration in the majority of the agreements. These agreements set out the terms of our relationships with the aggregator and carriers, and provide that either party to the contract can terminate such agreement prior to its expiration, and in some instances, terminate without cause.

Many other factors exist that are outside of our control and could impair our carrier relationships, including:
•	a carrier’s decision to suspend delivery of our products and services to its customer base;
•	a carrier’s decision to offer its own competing subscription applications, products and services;
•	a carrier’s decision to offer similar subscription applications, products and services to its subscribers for price points less than our offered price points, or for free;
•	a network encountering technical problems that disrupt the delivery of, or billing for, our applications;
•
the potential for concentrations of credit risk embedded in the amounts receivable from the aggregator should any one, or group of aggregators encounter financial difficulties, directly or indirectly, as a result of the current period of slower economic growth affecting the United States; or

•	a carrier’s decision to increase the fees it charges to market and distribute our applications, thereby increasing its own revenue and decreasing our share of revenue.

If one or more carriers decide to suspend the offering of our subscription services, we may be unable to replace such revenue source with an acceptable alternative, within an acceptable time frame. This could cause us to lose the capability to derive revenue from those subscribers, which could materially harm our business, operating results and financial condition.

We depend on third-party Internet and telecommunications providers, over whom we have no control, for the conduct of our subscription business and transactional and marketing business. Interruptions in or the discontinuance of the services provided by one of the providers could have an adverse effect on revenue; and securing alternate sources of these services could significantly increase expenses and cause significant interruption to both our transactional and marketing and subscription businesses.

We depend heavily on several third-party providers of Internet and related telecommunication services, including hosting and co-location facilities, in conducting our business. These companies may not continue to provide services to us without disruptions in service, at the current cost or at all. The costs and time associated with any transition to a new service provider would be substantial, requiring the reengineering of computer systems and telecommunications infrastructure to accommodate a new service provider to allow for a rapid replacement and return to normal network operations. In addition, failure of the Internet and related telecommunications providers to provide the data communications capacity in the time frame required by us could cause interruptions in the services we provide across all of our business activities. In addition to service interruptions arising from third-party service providers, unanticipated problems affecting our proprietary internal computer and telecommunications systems have the potential to occur in future fiscal periods, and could cause interruptions in the delivery of services, causing a loss of revenue and related gross margins, and the potential loss of customers, all of which could materially and adversely affect our business, results of operations and financial condition.

We depend on partners and third-parties for our content and for the delivery of services underlying our subscriptions.

We depend heavily on partners and third parties to provide us with licensed content including for the Kazaa music service. We are reliant on such companies to maintain licenses with content providers, including music labels, so that we can deliver services that we are contractually obligated to deliver to our customers. These companies may not continue to provide services to us without disruption, or maintain licenses with the owners of the delivered content. In addition to licensed content, we are also reliant on partners and third parties to provide services and to perform other activities which allow us to bill our subscribers. The costs associated with any transition to a new service or content provider would be substantial, even if a similar partner is available. Failure of our partners or other third parties to provide content or deliver services has the potential to cause interruptions in the delivery of services, causing a loss of revenue and related gross margins, and the potential loss of customers, all of which could materially and adversely affect our business, results of operations and financial condition.

We may not fully recoup the expenses and other costs we have expended with respect to the Kazaa music service.

On March 26, 2010, we entered into three-year Marketing Services Agreement and Master Services Agreement with Brilliant Digital, effective July 1, 2009, relating to the operation and marketing of the Kazaa digital music service. Under the agreements, we are responsible for marketing, promotional, and advertising services. In exchange for these marketing services, the Company is entitled to full recoupment for all pre-approved costs and expenses incurred in connection with the provision of the services plus all other agreed budgeted amounts. On October 13, 2010, Atrinsic entered into amendments to its existing Marketing Services Agreement and Master Services Agreement with Brilliant Digital. The amendments extend the term of each of the Marketing Services Agreement and Master Services Agreement from three years to thirty years, provide Atrinsic with an exclusive license to the Kazaa trademark in connection with Atrinsic’s services under the agreements, and modify the Kazaa digital music service profit share payable to Atrinsic under the agreements from 50% to 80%. In addition, the amendments remove Brilliant Digital’s obligation to repay up to $2.5 million of advances and expenditures which are not otherwise recovered from Kazaa generated revenues and remove the cap on expenditures that Atrinsic is required to advance in relation to the operation of the Kazaa business.

As of March 31, 2011, the Company has received the $2.5 million in repayments from Brilliant Digital and we are dependent on the future net cash flow of the Kazaa music service to fully recoup the approximately $13.9 million of advances and expenditures we have made, net of cash received or reimbursed, as of March 31, 2011. There can be no assurance that the future net cash flows from the Kazaa music service will be sufficient to allow us to fully recoup our expenditures, which could materially and adversely affect our financial condition.

If advertising on the internet loses its appeal, our revenue could decline.

All of our revenue is generated, directly or indirectly, through the Internet in part by delivering advertisements that generate leads, impressions, click-throughs, and other actions to our advertiser customers' websites as well as confirmation and management of mobile services. This business model may not continue to be effective in the future for various reasons, including the following:

•	click and conversion rates may decline as the number of advertisements and ad formats on the Web increases, making it less likely that a user will click on our advertisement;
•	the installation of "filter" software programs by web users which prevent advertisements from appearing on their computer screens or in their email boxes may reduce click-throughs;
•	companies may be reluctant or slow to adopt online advertising that replaces, limits or competes with their existing direct marketing efforts;
•	companies may prefer other forms of Internet advertising we do not offer, including certain forms of search engine placements;
•	companies may reject or discontinue the use of certain forms of online promotions that may conflict with their brand objectives;
•	companies may not utilize online advertising due to concerns of "click-fraud", particularly related to search engine placements;
•	regulatory actions may negatively impact certain business practices that we currently rely on to generate a portion of our revenue and profitability; and
•	perceived lead quality.

If the number of companies who purchase online advertising from us does not grow, we will experience difficulty in attracting publishers, and our revenue will decline.

If we are unable to successfully keep pace with the rapid technological changes that may occur in the wireless communication, internet and e-commerce arenas, we could lose customers or advertising inventory and our revenue and results of operations could decline.

To remain competitive, we must continually monitor, enhance and improve the responsiveness, functionality and features of our services, offered both in our subscription and transactional and marketing activities. Wireless network and mobile phone technologies, the Internet and the online commerce industry in general are characterized by rapid innovation and technological change, changes in user and customer requirements and preferences, frequent new product and service introductions requiring new technologies to facilitate commercial delivery, as well as the emergence of new industry standards and practices that could render existing technologies, systems, business methods and/or our products and services obsolete or unmarketable in future fiscal periods. Our success in our business activities will depend, in part, on our ability to license or internally develop leading technologies that address the increasingly sophisticated and varied needs of prospective consumers, and respond to technological advances and emerging industry standards and practices on a timely-cost-effective basis. Website and other proprietary technology development entails significant technical and business risks, including the significant cost and time to complete development, the successful implementation of the application once developed, and time period for which the application will be useful prior to obsolescence. There can be no assurance that we will use internally developed or acquired new technologies effectively or adapt existing websites and operational systems to customer requirements or emerging industry standards. If we are unable, for technical, legal, financial or other reasons, to adopt and implement new technologies on a timely basis in response to changing market conditions or customer requirements, our business, prospects, financial condition and results of operations could be materially adversely affected.

We could be subject to legal claims, government enforcement actions, and be held accountable for our or our customers' failure to comply with federal, state and foreign laws, regulations or policies, all of which could materially harm our business.

As a direct-to-consumer marketing company, we are subject to a variety of federal, state and local laws and regulations designed to protect consumers that govern certain of aspects of our business. For instance, recent growing public concern regarding privacy and the collection, distribution and use of information about Internet users has led to increased federal, state and foreign scrutiny and legislative and regulatory activity concerning data collection and use practices. Any failure by us to comply with applicable federal, state and foreign laws and the requirements of regulatory authorities may result in, among other things, indemnification liability to our customers and the advertising agencies we work with, administrative enforcement actions and fines, class action lawsuits, cease and desist orders, and civil and criminal liability.

We do not intend to pay dividends on our equity securities.

It is our current and long-term intention that we will use all cash flows to fund operations and maintain excess cash requirements for the possibility of potential future acquisitions. Future dividend declarations, if any, will result from our reversal of our current intentions, and would depend on our performance, the level of our then current and retained earnings and other pertinent factors relating to our financial position. Prior dividend declarations should not be considered as an indication for the potential for any future dividend declarations.

System failures could significantly disrupt our operations, which could cause us to lose customers or content.

Our success depends on the continuing and uninterrupted performance of our systems. Sustained or repeated system failures that interrupt our ability to provide services to customers, including failures affecting our ability to deliver advertisements quickly and accurately and to process visitors' responses to advertisements, and, validate mobile subscriptions, would reduce significantly the attractiveness of our solutions to advertisers and Web publishers. Our business, results of operations and financial condition could also be materially and adversely affected by any systems damage or failure that impacts data integrity or interrupts or delays our operations. Our computer systems are vulnerable to damage from a variety of sources, including telecommunications failures, power outages, malicious or accidental human acts, and natural disasters. Through the end of 2010, we operated a data center in Canada. We have begun the process of closing down and transferring data to servers owned by third parties in 2011 and have a co-location agreement with a service provider to support our operations. Therefore, any of the above factors affecting any of these areas could substantially harm our business. Moreover, despite network security measures, our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems in part because we cannot control the maintenance and operation of our third-party data centers. Despite the precautions taken, unanticipated problems affecting our systems could cause interruptions in the delivery of our solutions in the future and our ability to provide a record of past transactions. Our data centers and systems incorporate varying degrees of redundancy. All data centers and systems may not automatically switch over to their redundant counterpart. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures in our systems.

We have been named as a defendant in litigation, either directly, or indirectly, with the outcome of such litigation being unpredictable; a materially adverse decision in any such matter could have a material adverse effect on our financial position and results of operations.

As described under the heading “Commitments and Contingencies,” or "Legal Proceedings" in our periodic reports filed pursuant to the Securities Exchange Act of 1934, from time to time we are named as a defendant in litigation matters. The defense of these claims may divert financial and management resources that would otherwise be used to benefit our operations. Although we believe that we have meritorious defenses to the claims made in each and all of the litigation matters to which we have been a named party, whether directly or indirectly, and intend to contest each lawsuit vigorously, no assurances can be given that the results of these matters will be favorable to us. A materially adverse resolution of any of these lawsuits could have a material adverse effect on our financial position and results of operations.

We may incur liabilities to tax authorities in excess of amounts that have been accrued which may adversely impact our results of operations and financial condition.

We have recorded significant income tax receivables. In November 2009 Congress passed the Worker Homeownership & Business Assistance Act of 2009 which allows businesses to carryback operating losses for up to 5 years. As a result of this Act we were able to carryback some of our 2009 taxable loss, resulting in a refund of $2.7 million, which was received in 2010. In the event that we are not able to successfully defend our tax positions, we may incur significant additional income tax liabilities and related interest and penalties which may have an adverse impact on our results of operations and financial condition.

If our efforts to attract prospective subscribers and to retain existing subscribers pertaining to our Kazaa business are not successful, our growth prospects and revenue will be adversely affected.

Our ability to grow our business and generate subscriber revenue depends on retaining and expanding our subscriber base. We must convince prospective listeners of the benefits of our service and existing listeners of the continuing value of our service.

Our ability to increase the number of our subscribers depends on effectively addressing a number of challenges and we may fail to do so. Some of these challenges include:

•	Providing subscribers with a consistent high quality, user-friendly and personalized experience;

•	continuing to build our catalog of music content that our listeners enjoy; and

•	continuing to innovate and keep pace with changes in technology and our competitors.

We depend upon third-party licenses for musical works and a change to or loss of these licenses could increase our operating costs or adversely affect our ability to retain and expand our listener base, and therefore could adversely affect our business.

To secure the rights to stream musical works embodied in sound recordings over the internet, Brilliant Digital maintains licenses from or for the benefit of copyright owners and pays royalties to copyright owners or their agents. We reimburse Brilliant Digital for these royalty payments. These royalty payments represent a substantial cost in operating the Kazaa business. Those who own copyrights in musical works are vigilant in protecting their rights and seek royalties that are very high in relation to the revenue that can be generated from the public performance of such works. There is no guarantee that the licenses available to Brilliant Digital now will continue to be available in the future or that such licenses will be available at the royalty rates associated with the current licenses. If we or Brilliant Digital are unable to secure and maintain rights to stream musical works or if we cannot do so on terms that are acceptable to us, our ability to stream music content to our listeners, and consequently our ability to attract subscribers, will be adversely impacted.

In order to stream musical works embodied in sound recordings over the internet, we must obtain public performance licenses and pay license fees to three performing rights organizations: Broadcast Music, Inc., or BMI, SESAC, Inc., or SESAC, and the American Society of Composers, Authors and Publishers, or ASCAP. These organizations represent the rights of songwriters and music publishers, negotiate with copyright users such as Brilliant Digital, collect royalties and distribute those royalties to the copyright owners they represent, namely songwriters and music publishers. Performing rights organizations have the right to audit our playlists and royalty payments, and any such audit could result in disputes over whether we have paid the proper royalties. If such a dispute were to occur, we could be required to pay additional royalties and the amounts involved could be material.

If our security systems are breached, we may face civil liability and public perception of our security measures could be diminished, either of which would negatively affect our ability to attract listeners and advertisers.

Techniques used to gain unauthorized access are constantly evolving, and we may be unable to anticipate or prevent unauthorized access to data pertaining to our listeners, including credit card information and other personally identifiable information. If an actual or perceived breach of security occurs of our systems or a vendor’s systems, we may face civil liability and public perception of our security measures could be diminished, either of which would negatively affect our ability to attract subscribers. We also would be required to expend significant resources to mitigate the breach of security and to address related matters.

We cannot control the actions of third parties who may have access to the subscriber data we collect. If such third parties’ use of subscriber data is not in compliance with the terms of our privacy policies, or if they fail to prevent unauthorized access to, or use of or disclosure of, subscriber information, we could be hindered or prevented in our efforts with respect to future growth opportunities.

Any failure, or perceived failure, by us to maintain the security of data relating to our listeners and employees, to comply with our posted privacy policy, laws and regulations, rules of self-regulatory organizations, industry standards, and contractual provisions to which we may be bound, could result in the loss of confidence in us, or result in actions against us by governmental entities or others, all of which could result in litigation and financial losses, and could potentially cause us to lose listeners, advertisers, revenue, and employees.

We are subject to a number of risks related to credit card and debit card payments we accept.

We accept payments through credit card transactions. For credit card payments, we pay processing and other fees, which may increase over time. An increase in those fees would require us to either increase the prices we charge for our products, or suffer an increase in our operating expenses, either of which could adversely affect our business, financial condition and results of operations.

If we or any of our processing vendors have problems with our billing software, or the billing software malfunctions, it could have an adverse effect on our subscriber satisfaction and could cause one or more of the major credit card companies to disallow our continued use of their payment products. In addition, if our billing software fails to work properly and, as a result, we do not automatically charge our subscribers’ credit cards on a timely basis or at all, our business, financial condition and results of operations could be adversely affected.

We are also subject to payment card association operating rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it more difficult for us to comply. We must remain fully compliant with the Payment Card Industry, or PCI, Data Security Standard, or PCI DSS, a security standard with which companies that collect, store, or transmit certain data regarding credit, credit card holders, and credit card transactions are required to comply. Our failure to comply fully with PCI DSS may violate payment card association operating rules, federal and state laws and regulations, and the terms of our contracts with payment processors and merchant banks. Such failure to comply fully also may subject us to fines, penalties, damages, and civil liability, and may result in the loss of our ability to accept credit card payments. Further, there is no guarantee that, even if PCI DSS compliance is achieved, we will maintain PCI DSS compliance or that such compliance will prevent illegal or improper use of our payment systems or the theft, loss, or misuse of data pertaining to credit and debit cards, credit and debit card holders and credit and debit card transactions.

If we fail to adequately control fraudulent credit card transactions, we may face civil liability, diminished public perception of our security measures and significantly higher credit card-related costs, each of which could adversely affect our business, financial condition and results of operations.

If we are unable to maintain our chargeback rate or refund rates at acceptable levels, credit card companies may increase our transaction fees or terminate their relationships with us. Any increases in our credit card could adversely affect our results of operations, particularly if we elect not to raise our rates for our service to offset the increase. The termination of our ability to process payments on any major credit card would significantly impair our ability to operate our business.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources of Atrinsic. These forward-looking statements include, without limitation, statements regarding: proposed new services including, without limitation, the Company’s Kazaa digital music subscription service; the Company’s expectations concerning litigation, regulatory developments or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for the Company’s business, financial and operating results and future economic performance; statements of management’s goals and objectives; and other similar expressions concerning matters that are not historical facts. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes” and “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of when, or how, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to:

•	our limited cash and ability to operate as a going concern;

•	the risk that our Kazaa asset purchase does not close;

•	the highly competitive and resource intensive market in which we operate;

•	our ability to develop and market our products and services;

•	costs and requirements as a public company; and

•	other factors, including those discussed under the heading “Risk Factors”.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares to be offered by the selling stockholders.  The proceeds from the sale of each selling stockholder’s common stock will belong to that selling stockholder.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those issuable to the selling stockholders upon conversion of the Notes and exercise of the Warrants. For additional information regarding the issuance of the Notes and the Warrants, see “Prospectus Summary – About the Offering” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.

Brilliant Digital, one of the selling stockholders, which prior to the issuance of the Notes and Warrants held approximately 16.5% of our issued and outstanding common stock, purchased Notes in the aggregate principal amount of $2,200,000.  Prior to the financing, the Company and Brilliant Digital entered into a Marketing Services Agreement and a Master Services Agreement, each effective as of July 1, 2009, pursuant to which the companies jointly offer the Kazaa digital music service.  Each of the Marketing Services Agreement and the Master Services Agreement were amended on October 13, 2010.  The amendments to the agreements are part of a broader transaction between the Company and Brilliant Digital pursuant to which the Company will acquire all of the assets of Brilliant Digital that relate to its Kazaa digital music service business in accordance with the terms of an asset purchase agreement entered into between the parties on October 13, 2010.  Except for the ownership of the Notes and the Warrants issued pursuant to the Securities Purchase Agreement and as disclosed above with respect to Brilliant Digital, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock, notes and warrants, as of June 29, 2011, assuming conversion of the Notes and exercise of the Warrants held by each such selling stockholder on that date but taking account of any limitations on conversion and exercise set forth therein.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take into account any limitations on (i) conversion of the Notes set forth therein or (ii) exercise of the Warrants set forth therein.

In accordance with the terms of a registration rights agreement with the holders of the Notes and the Warrants, this prospectus generally covers the resale of 133% of the sum of (i) the maximum number of shares of common stock issuable upon conversion of the Notes and (ii) the maximum number of shares of common stock issuable upon exercise of the Warrants, in each case, determined as if the outstanding Notes and Warrants were converted or exercised (as the case may be) in full (without regard to any limitations on conversion or exercise contained therein) as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the conversion price of the Notes and the exercise price of the Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Notes and the Warrants, a selling stockholder may not convert the Notes or exercise the Warrants to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.9%. The number of shares in the second column reflects these limitations. The selling stockholders may sell all, some or none of their shares in this offering.  See “Plan of Distribution.”

The information presented in this table is based on 6,328,903 shares of our common stock outstanding on June 30, 2011, which excludes 681,509 share held in treasury.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Owned After Offering	Percentage of Shares Beneficially Owned After Offering (1)(2)

Iroquois Master Fund Ltd.	1,876,047	(3)	1,876,047	(3)	-	-

Brilliant Digital Entertainment, Inc.	4,042,031	(4)	3,001,674	(5)	1,040,357	11.2%

Hudson Bay Master Fund Ltd.	1,500,836	(6)	1,500,836	(6)	-	-

Liballo Investment Limited	750,421	(7)	750,421	(7)	-	-

AYM Aggressive Value Fund	375,210	(8)	375,210	(8)	-	-

Kamran Hakim	375,210	(9)	375,210	(9)	-	-

Joseph Tuchman	26,265	(10)	26,265	(10)	-	-

Philip Dollman	26,265	(11)	26,265	(11)	-	-

(1)	Assumes all shares registered hereby are sold.
(2)
Applicable percentage of ownership is based on 6,328,903 shares of Common Stock outstanding as of June 30, 2011 (which excludes 681,509 share held in treasury) together with all applicable options, warrants and other securities convertible into shares of our Common Stock for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of our Common Stock subject to options, warrants or other convertible securities exercisable within 60 days after June 30, 2011 are deemed outstanding for computing the percentage ownership of the person holding such options, warrants or other convertible securities, but are not deemed outstanding for computing the percentage of any other person. Except otherwise noted, the named beneficial owner has the sole voting and investment power with respect to the shares of Common Stock shown.

(3)
Includes (i) 630,604 shares of the Company’s Common Stock reserved for issuance upon the conversion of convertible promissory notes and (ii) 1,245,443 shares of the Company’s Common Stock reserved for issuance upon the exercise of warrants.

(4)
Includes (i) 1,040,357 shares of the Company’s common stock, (ii) 1,008,966 shares of the Company’s Common Stock reserved for issuance upon the conversion of convertible promissory notes and (iii) 1,992,708 shares of the Company’s Common Stock reserved for issuance upon the exercise of warrants.

(5)
Includes (i) 1,008,966 shares of the Company’s Common Stock reserved for issuance upon the conversion of convertible promissory notes and (ii) 1,992,708 shares of the Company’s Common Stock reserved for issuance upon the exercise of warrants.

(6)
Includes (i) 504,484 shares of the Company’s Common Stock reserved for issuance upon the conversion of convertible promissory notes and (ii) 996,352 shares of the Company’s Common Stock reserved for issuance upon the exercise of warrants.

(7)
Includes (i) 252,242 shares of the Company’s Common Stock reserved for issuance upon the conversion of convertible promissory notes and (ii) 498,179 shares of the Company’s Common Stock reserved for issuance upon the exercise of warrants.

(8)
Includes (i) 126,121 shares of the Company’s Common Stock reserved for issuance upon the conversion of convertible promissory notes and (ii) 249,089 shares of the Company’s Common Stock reserved for issuance upon the exercise of warrants.

(9)
Includes (i) 126,121 shares of the Company’s Common Stock reserved for issuance upon the conversion of convertible promissory notes and (ii) 249,089 shares of the Company’s Common Stock reserved for issuance upon the exercise of warrants.

(10)
Includes (i) 8,829 shares of the Company’s Common Stock reserved for issuance upon the conversion of convertible promissory notes and (ii) 17,436 shares of the Company’s Common Stock reserved for issuance upon the exercise of warrants.

(11)
Includes (i) 8,829 shares of the Company’s Common Stock reserved for issuance upon the conversion of convertible promissory notes and (ii) 17,436 shares of the Company’s Common Stock reserved for issuance upon the exercise of warrants.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the Notes and exercise of the Warrants to permit the resale of these shares of common stock by the holders of the Notes and Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	broker-dealers may agree with a selling securityholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the Notes, Warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $63,367 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Stubbs Alderton & Markiles, LLP, Sherman Oaks, California, will pass upon for us the validity of the common stock offered by this prospectus.

EXPERTS

    The consolidated financial statements of Atrinsic, Inc. as of December 31, 2010 and 2009 and for each of the years in the two-year period ended December 31, 2010, have been incorporated by reference in this Registration Statement, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act with respect to the shares of common stock we are offering under this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits to the Registration Statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. You may read and copy the Registration Statement, as well as our reports, proxy statements and other information, at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC Internet site at www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically.

We also maintain a website at www.atrinsic.com, through which you can access our filings with the SEC. The information contained in, or accessible through, our website is not a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents that we have filed or will file with the SEC. We are incorporating by reference in this prospectus the information or documents below that we have filed with the SEC (Commission File No. 000-50633):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which was filed on April 7, 2011 as amended on May 2, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, which was filed on May 16, 2011;

•
our Current Report on Form 8-K filed June 30, 2011, which such report revised certain sections within our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, to give retroactive effect to the change in reportable segments;

•	our Current Reports on Form 8-K filed February 25, 2011; April 1, 2011 (as to information therein explicitly filed with the SEC only); April 20, 2011; April 26, 2011; June 1, 2011; and June 6, 2011;

•
the description of our common stock contained in our registration statement on Form 10-SB filed with the SEC on June 10, 2005, including any amendments or reports filed for the purpose of updating such description, including any amendment or reports filed for the purpose of updating such description.

All future documents that we file with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until the termination or completion of this offering of common stock shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents (except in each case the information contained in such documents to the extent “furnished” and not “filed”). Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference into this prospectus that was filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the documents that are incorporated herein by reference. Requests should be directed to:

Atrinsic, Inc.
469 7th Avenue, 10th Floor
New York, NY 10018
Attn: Investor Relations
(212) 716-1977

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by the Registrant in connection with the offering. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Amount
Registration fee – Securities and Exchange Commission	$2,367
Legal fees and expenses	11,000
Accounting fees and expenses	45,000
Miscellaneous expenses	5,000
Total	$63,367

ITEM 15.  Indemnification of Directors and Officers.

The Delaware General Corporation Law and certain provisions of our certificate of incorporation and bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our certificate of incorporation, bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, such person had no reasonable cause to believe their actions were unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the board of directors or a committee thereof, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, unless the court determines otherwise, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable to the corporation.

Indemnification may also be granted pursuant to the terms of agreements which we have entered into and which may be entered into in the future or pursuant to a vote of stockholders or directors. The statutory provision cited above also grants the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

A stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

ITEM 16.  Exhibits.

(a)           The following exhibits are filed herewith:

S-1

Exhibit Number	Exhibit Title

4.1	Form of Senior Secured Convertible Note (1)
4.2	Form of Series A Warrant (1)
4.3	Form of Series B Warrant (1)
4.4	Form of Series C Warrant (1)
4.5	Securities Purchase Agreement by and among Atrinsic, Inc. and the Buyers set forth on the signature pages thereto. (1)
4.6	Form of Registration Rights Agreement by and among Atrinsic, Inc. and the Buyers set forth on the signature pages thereto. (1)
5.1	Opinion of Stubbs, Alderton and Markiles, LLP.
23.1	Consent of Stubbs, Alderton & Markiles, LLP (included in Exhibit 5.1).
23.2	Consent of KPMG LLP.
24.1	Power of Attorney (included on signature page).

(1)	Incorporated by reference to our Current Report on Form 8-K filed on June 1, 2011.

ITEM 17.  Undertakings.

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
provided, however, that paragraphs (i), (ii), and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 30, 2011.

Atrinsic, Inc.

By:	/s/ Thomas P. Plotts
Thomas P. Plotts
Chief Financial Office
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stuart Goldfarb and Thomas Plotts, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Name	Title	Date

/s/ Stuart Goldfarb	President and Chief Executive	June 30, 2011
Stuart Goldfarb	Officer and Director
(Principal Executive Officer)

/s/ Thomas P. Plotts	Chief Financial Officer	June 30, 2011
Thomas P. Plotts	(Principal Financial Officer and
Principal Accounting Officer)

/s/ Ray Musci	Director	June 30, 2011
Ray Musci

/s/ Lawrence Burstein	Director	June 30, 2011
Lawrence Burstein

/s/ Mark Dyne	Director	June 30, 2011
Mark Dyne

/s/ Jerome A. Chazen	Director	June 30, 2011
Jerome A. Chazen

EXHIBIT INDEX

Exhibit Number	Exhibit Title

4.1	Form of Senior Secured Convertible Note (1)
4.2	Form of Series A Warrant (1)
4.3	Form of Series B Warrant (1)
4.4	Form of Series C Warrant (1)
4.5	Securities Purchase Agreement by and among Atrinsic, Inc. and the Buyers set forth on the signature pages thereto. (1)
4.6	Form of Registration Rights Agreement by and among Atrinsic, Inc. and the Buyers set forth on the signature pages thereto. (1)
5.1	Opinion of Stubbs, Alderton and Markiles, LLP.
23.1	Consent of Stubbs, Alderton & Markiles, LLP (included in Exhibit 5.1).
23.2	Consent of KPMG LLP.
24.1	Power of Attorney (included on signature page).

(1)	Incorporated by reference to our Current Report on Form 8-K filed on June 1, 2011.